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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Infoseek Corporation
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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Notes:



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                            [Infoseek Letterhead]


Dear Infoseek Shareholder:

     Recently, you should have received a Joint Proxy Statement/Prospectus describing Infoseek's pending transactions with The Walt Disney Company and its 91%-owned subsidiary, Starwave Corporation. These transactions are subject to shareholder approval. Infoseek's Board of Directors believes that the Disney alliance will significantly enhance Infoseek's ability to compete in the rapidly developing and changing Internet market. With this letter, we are providing a brief Question and Answer document that will help you understand these transactions and how they will affect all Infoseek shareholders.

     We have briefly summarized highlights of the proposed transactions below. However, we encourage you to take the time to read through the Joint Proxy Statement/Prospectus in order to fully understand the terms of the proposed transactions as the description below is qualified by reference to the Joint Proxy Statement/Prospectus. On behalf of the Board of Directors, and as a fellow shareholder, I thank you for your support and encourage you to return your proxy card promptly and vote FOR these proposals.

* Infoseek is proposing to acquire 100% of the outstanding shares of Starwave common stock and assume all outstanding Starwave options for 28,138,000 shares of Infoseek common stock. Starwave is a producer of Internet-based sports, news and entertainment services. Through its joint ventures with Disney, Starwave produces both ESPN.com, the leading online sports service, and ABCNEWS.com, one of the leading online news services. By acquiring Starwave, Infoseek will effectively own Starwave's interests in the joint ventures with Disney. Disney has agreed to extend the term of the joint ventures to ten years following the Starwave acquisition.

* Infoseek and Disney have proposed to establish a strategic relationship to develop, launch and promote a planned new Internet portal service to be named Go Network(TM). Go Network (www.go.com) would combine content,
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   promotion, brands and technologies of Infoseek, Starwave, ESPN.com,
   ABCNEWS.com and Disney, to offer consumers one of the most user-friendly services on the Internet. As currently planned, Go Network would include universal navigation, registration, community and commerce services as well as a broad range of content from a variety of sources, including Infoseek, Starwave and Disney. Go Network would be operated by Infoseek and governed by a joint Infoseek/Disney advisory committee, consisting of myself and Jake Winebaum, the Chairman of the Buena Vista Internet Group, a subsidiary of Disney.
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*  Disney would purchase an additional 2,642,000 shares of Infoseek common stock and receive a warrant to purchase 15,720,000 shares of Infoseek common stock in exchange for $70 million in cash and a five-year $139 million promissory note. One-third of the shares subject to the warrant will vest on each of the three anniversary dates following the closing of the Starwave acquisition. The exercise price for the warrants will be 120% of the thirty-day average closing price preceding each anniversary date, subject to a $50 maximum exercise price.

* Disney's 25.8 million shares of Infoseek common stock would represent approximately 43% of the total outstanding shares of Infoseek. The warrant would enable Disney to achieve a majority shareholder position over time, but Disney has agreed to a three-year standstill whereby its ownership position in Infoseek will not exceed 49.9%, subject to certain exceptions.

* Disney will receive three of an expanded eight seats on the Infoseek Board of Directors, with the other five seats filled by current Infoseek directors. The proposed Disney directors are Steven Bornstein, President of ESPN; Robert Iger, President of ABC; and Jake Winebaum, Chairman of the Buena Vista Internet Group. Each brings a wealth of experience in creating and building content and brands. If Disney elects to achieve a majority shareholder position, any Disney tender offer for the remaining shares of Infoseek made during the standstill period would require approval from the non-Disney Board members, subject to certain exceptions. Any Disney tender offer, whether during or after the standstill period, would also have to be conditioned on tenders by a majority of shares of Infoseek common stock not held by Disney.

* Infoseek has agreed to purchase $165 million in promotional support over five years for Go Network from ABC, a wholly-owned subsidiary of Disney. As part of this promotion, Disney has agreed to co-brand all ABCNEWS.com and ESPN.com non-traditional media promotion provided from within the Disney family with promotions for Go Network. Disney has also agreed to integrate Infoseek's search and directory services into all of its own Internet-based services.

     Thank you for taking the time to consider these important proposals and for your vote. If you have additional questions or need a copy of the Joint Proxy Statement/Prospectus, we encourage you to call our investor relations department at (408) 543-6000, or our proxy solicitor, Morrow & Co., Inc. at (800) 566-9061. You can also send questions to us via e-mail at investorrelations@infoseek.com.

                                          Sincerely,

                                          /s/ Harry M. Motro
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                                          Harry M. Motro
                                          President and Chief Executive Officer

This letter contains forward-looking statements regarding the planned new Internet portal service to be named Go Network and the timing of its development and launch that are subject to risks and uncertainties. Actual results may differ materially from those set forth in such statements as a result of a number of factors, including, but not limited to, the progress and timing of development and launch of the planned new Internet portal service, the costs and timing to promote such service, consumer acceptance and use of the new service, and the increasingly competitive nature of the Internet market. In addition, launch of the planned new portal service is conditioned upon and subject to the consummation of the Infoseek acquisition of Starwave and related transactions with Disney, that are subject to customary closing conditions, including shareholder approval.

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THE FOLLOWING DISCUSSION CONTAINS A SUMMARY OF CERTAIN INFORMATION RELATED TO
THE PREVIOUSLY ANNOUNCED TRANSACTIONS AMONG INFOSEEK CORPORATION, THE WALT DISNEY COMPANY AND STARWAVE CORPORATION, WHICH ARE SUBJECT TO SHAREHOLDER APPROVAL. THE TRANSACTIONS ARE MORE FULLY DESCRIBED IN A JOINT PROXY STATEMENT/PROSPECTUS DATED OCTOBER 14, 1998, THAT WAS PREVIOUSLY MAILED TO YOU. THE SPECIAL MEETINGS OF SHAREHOLDERS OF INFOSEEK AND OF STARWAVE RELATING TO THE TRANSACTIONS WILL BE HELD ON NOVEMBER 18, 1998. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL ELEMENTS OF THE PROPOSED TRANSACTIONS DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING IN THE JOINT PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO READ THE FULL TEXT OF THE JOINT PROXY STATEMENT/PROSPECTUS. IF YOU NEED AN ADDITIONAL COPY OF IT, PLEASE CONTACT INFOSEEK CORPORATION, ATTENTION INVESTOR RELATIONS DEPARTMENT AT (408) 543-6000, OR OUR PROXY SOLICITOR, MORROW AND CO. AT (800) 566-9061.

Q:   WHY IS THIS A GOOD DEAL FOR INFOSEEK?

A: We believe that the Infoseek-Starwave-Disney alliance creates one of the most competitive forces on the Internet. We plan to launch a new portal service called Go Network(TM) that, upon launch, we expect to be one of the most visited sites on the web. Go Network will combine Infoseek's search and navigation with content from Disney and Starwave properties, including ESPN.com and ABCNEWS.com. We believe the integration of Disney's extensive portfolio of rich entertainment and information Web sites and powerful brand assets and brand building skills, with Starwave's leading Web design and publishing technology and expertise, and Infoseek's traffic and in-depth understanding of the Internet business and consumers creates a significant Internet force in the market.

Q:   WHY SHOULD I VOTE FOR THIS DEAL?

A: Throughout the Internet industry, Infoseek's competitors are seeking to establish relationships with major media companies and content providers. Our alliance with Disney and Starwave is in the best interests of Infoseek shareholders because it combines our technology and their diverse content to significantly improve our competitive position. Through these transactions, Infoseek will acquire all of Starwave, all of Starwave's joint venture interests in ESPN.com and ABCNEWS.com, the ability to launch a new Internet portal named Go Network , including a wide-ranging 5-year promotional agreement with ABC, plus $70 million in cash and $139 million in a 5-year note from Disney. Infoseek will also add the talent of Starwave and Disney to its web, marketing and sales development efforts.

Q:   DO I HAVE TO DO ANYTHING AND IF SO WHAT?

A: In order for the deal to proceed, we need your support as a shareholder. Please sign, date and return your proxy card. You may receive a phone call from Infoseek management or the Company's solicitation agent if your vote has not

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     been received, just as a reminder. Your vote will not be double counted, so please sign and return all proxies sent to you as soon as possible.

Q: WHEN WILL THE TRANSACTION BE COMPLETED AND DO I NEED TO DO ANYTHING WITH MY STOCK CERTIFICATES?

A: The transaction will be completed upon obtaining shareholder approval. The date for the vote is November 18, 1998. You do not have to do anything with your stock certificates at this time.

Q:   HOW MANY SHARES WILL I OWN IN THE NEW COMPANY?

A: As an Infoseek shareholder you will own the same amount of shares you previously held, although the issuances of Infoseek stock in the Starwave acquisition and the direct purchase of additional shares by Disney will result in more shares of Infoseek outstanding.

Q:   WHO WILL RUN THE NEW COMPANY (I.E. EXISTING MANAGEMENT OR DISNEY)?

A: Infoseek management will continue to run the company. Go Network will be operated by Infoseek management with oversight from a joint Infoseek/Disney advisory committee. We will add three directors appointed by Disney to the Infoseek Board of Directors upon the consummation of the merger - Jake Winebaum, Chairman of Disney's Buena Vista Internet Group, Robert Iger, President of ABC, and Steven Bornstein, President and CEO of ESPN. The Board will have 8 members in total, with the remaining five members being the current members of the Infoseek Board of Directors. Disney will be Infoseek's largest shareholder, owning approximately 43% of the outstanding shares of Infoseek. As the largest shareholder, we believe Disney will be highly motivated to make this venture a success.

Q:   WHO WILL OWN STARWAVE, ESPN.COM AND ABCNEWS.COM AFTER THE TRANSACTION?

A: Starwave will become a wholly owned subsidiary of Infoseek, and will continue to be headquartered in Bellevue, Washington. ESPN.com and ABCNEWS.com will be jointly owned by Infoseek (through its ownership of Starwave) and Disney.

Q:   IS THIS A TAXABLE TRANSACTION?

A: No gain or loss will be recognized for federal income tax purposes (other than cash payments in lieu of fractional shares or upon exercise of dissenters' rights). Consummation of the merger is conditioned on receipt of legal opinions to the effect that the transaction will be treated as a reorganization as described in

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     Section 368(a) of the tax code or as a transfer of property governed by
     Section 351 of the tax code.

Q:   ARE THERE ANY RISKS INVOLVED WITH THIS TRANSACTION?

A: Yes. You are encouraged to read the section of the Joint Proxy Statement/Prospectus entitled "Risk Factors" for a discussion of a number of such risks.

Q:   WHAT HAPPENS IF I DON'T VOTE OR VOTE AGAINST THE TRANSACTION?

A: Both a "NO" vote and an abstention from voting are treated as a vote against the transaction. Management and the Board of Directors of each of Infoseek and Starwave believe this transaction is in the best interests of their respective shareholders. If you are in favor of the transaction, we ask that you vote YES to avoid having your abstention recorded as a "NO" vote.

Q:   WHERE WILL THE COMPANY BE TRADED / LISTED?

A: The company will continue to be listed on Nasdaq under Infoseek's current ticker symbol: "SEEK."

Q:   CAN DISNEY TAKE CONTROL OF INFOSEEK?  IF SO, HOW AND WHEN?

A: Under a standstill agreement, Disney cannot take control of Infoseek until three years following the closing of the Mergers, except under limited circumstances, including a tender offer by a third party for Infoseek. Subject to these standstill provisions, Disney has purchased warrants that will enable it to acquire a majority ownership position after the three-year period. Before the three-year standstill period is up, Disney can make an offer to gain control of the Company, but any offer would be subject to the approval of a majority of the non-Disney members of the Infoseek Board of Directors. After the three-year standstill period, any Disney tender offer to purchase the whole company would still be subject to acceptance by a majority of shareholders of Infoseek other than Disney.

Q:   WHAT IS THE VALUE OF STARWAVE TO INFOSEEK?

A: Starwave is a leading web development and hosting company. It produces some of the most popular websites, including ESPN.com, ABCNEWS.com, NFL.com and NBA.com. Starwave adds numerous resources to Infoseek, including web design technology and marketing and sales expertise. It is also through Starwave that Infoseek will acquire its interest in the ESPN.com and ABCNEWS.com joint ventures. Merrill Lynch was retained by the Company to review the transaction and their fairness opinion can be found at Annex C-1 to the Joint Proxy Statement/Prospectus. A discussion of the factors underlying this opinion may be found beginning at page 54 of the Joint Proxy Statement/Prospectus.

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Q:   WILL INFOSEEK.COM STILL EXIST?

A: Yes. Users will be able to access Infoseek directly on infoseek.com as well as on the Go Network and other major websites including Netscape, WebTV and MSN.

Q:   WHAT WILL MAKE THE GO NETWORK PORTAL DIFFERENT?

A: First of all, content. Go Network will include integrated content of Infoseek's and Disney's sites, ABCNEWS.com and ESPN.com, a highly competitive combination. Second, Go Network will be highly personalized and have features like universal navigation and registration across all of the sites. The idea of Go Network is simple - to provide services that make people's lives easier.


This document contains forward-looking statements regarding the planned new Internet portal service to be named Go Network and the timing of its development and launch and the proposed Infoseek acquisition of Starwave and related transactions with Disney, both of which are subject to risks and uncertainties. Actual results may differ materially from those set forth in such statements as a result of a number of factors, including, but not limited to, the progress and timing of development and launch of the planned new Internet portal service, the costs and timing to promote such service, consumer acceptance and use of the new service, and the increasingly competitive nature of the Internet market. In addition, launch of the planned new portal service is conditioned upon and subject to the consummation of the Infoseek acquisition of Starwave and related transactions with Disney, that are subject to customary closing conditions, including shareholder approval.

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